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                                                                     EXHIBIT 21

                             LIST OF SUBSIDIARIES
                       (EACH 100% OWNED BY K-SWISS INC.)

1. K-Swiss Pacific Inc., a Massachusetts corporation.

2. K-Swiss International Ltd., a corporation organized under the laws of Bermuda.

3. K-Swiss (UK) Ltd., a United Kingdom corporation.

4. K-Swiss Amsterdam B.V., a Dutch corporation.

5. K-Swiss S.A. de C.V., a Mexico corporation.

6. K-Swiss Retail Services Inc., a California corporation.

7. K-Swiss Australia Pty. Ltd., an Australia corporation.

8. K-Swiss International Services (BAARN) B.V., a Dutch corporation.